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                                                                   EXHIBIT 10.01

                         EXECUTIVE EMPLOYMENT AGREEMENT

     This Executive Employment Agreement (the "Agreement"), made this ____ day of April, 2002, is entered into by Wabash National Corporation (the "Company") and William Greubel (the "Executive").

     The Company desires to employ the Executive, and the Executive desires to be employed by the Company. In consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, the parties agree as follows:

     1. TERM OF EMPLOYMENT; EXTENSION. The Company agrees to employ the Executive, and the Executive accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on April ___, 2002 (the "Commencement Date") and ending on March 31, 2005 (the "Employment Period"), unless sooner terminated in accordance with the provisions of Section 4; provided, however, that the term of the Executive's employment with the Company shall be automatically extended for a term of one (1) year beginning on April 1, 2005 and on each subsequent April 1 unless the Executive or the Company shall have given written notice to the other at least sixty (60) days prior thereto that the term of the Executive's employment shall not be so extended. In the event that the Company chooses not to extend the term of the Executive's employment in accordance with this Section 1, the Executive shall not be entitled to any severance, benefits, or other payments, except that the Company shall continue to pay the Executive's Base Salary (as that term is defined in Section 3.1.) for a period of two (2) years following the termination of his employment. Such payments shall be less standard deductions and withholding for federal, state, and local taxes as required by federal, state, or local law reasonably determined by the Company. In addition, such payments shall be offset by any salary, wages, or bonuses received by the Executive during this two-year period. Accordingly, in the event that the Company pays the Executive such payments, the Executive shall, at reasonable intervals, provide the Company with an accounting of any salary, wages, or bonuses that he receives during this two-year period.

     2. TITLE; CAPACITY. The Executive shall serve as Chief Executive Officer of the Company and shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Board of Directors. The Executive agrees to undertake and faithfully perform the duties and responsibilities inherent in such position and such other duties and responsibilities of an executive nature as the Board may from time to time reasonably assign to him. The parties acknowledge their desire for the Executive to be a member of the Company's Board of Directors, and, so long as the Executive remains the Chief Executive Officer of



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the Company, the Company shall use commercially reasonable efforts to cause the
Executive to be nominated for election to the Board. The Executive agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period, excepting periods of vacation, illness or disability and except such time as the Executive may reasonably require for personal matters and affairs. Executive shall not engage in any activities which will interfere with the performance of his duties with the Company or which knowingly present a conflict of interest. During the Executive's employment with the Company, Executive may serve on the boards of directors of other entities and may pursue passive investments; provided that such activities do not unreasonably interfere with his duties and responsibilities hereunder or create a conflict of interest with the Company; and further provided that, with respect to serving on the boards of directors of entities other than charitable organizations and not-for-profit corporations, the Executive obtains written consent from the Company, such consent not to be unreasonably withheld.

     3. COMPENSATION AND BENEFITS.

          3.1. Salary. The Company shall pay the Executive, in semi-monthly installments, an annual base salary of not less than six hundred-thousand dollars ($600,000) during the Employment Period (the "Base Salary"). Executive's Base Salary shall be subject to an annual review and possible upward adjustment pursuant to such annual review based on a discussion between the parties of the Executive's performance hereunder. All payments hereunder shall be less deductions and withholdings as required by federal, state, or local law.

          3.2. Bonus Compensation. The Executive shall be eligible for an annual incentive bonus ("Bonus"), which is targeted at fifty percent (50%) of his Base Salary and which may range from zero percent (0%) to one hundred percent (100%) of his Base Salary. The amount of any Bonus shall be at the sole discretion of the Company, which shall make its determination based on the Company's performance and the Executive's performance. Notwithstanding the foregoing, the parties agree that the Executive's bonus shall be at least two hundred-thousand dollars ($200,000) for fiscal year 2002. Any Bonus payment hereunder shall be less deductions and withholdings as required by federal, state, or local law, and shall be paid no later than sixty (60) days after the end of the applicable fiscal year.

          3.3. Stock Awards.

               3.3.1 Stock Options. Executive shall be granted stock-options as set forth in the Nonqualified Stock Option Agreement, Exhibit A to this Agreement.


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               3.3.2   Restricted Stock. The Company and the Executive recognize
and agree that, by becoming employed by the Company, the Executive may lose some or the entire value of the equity that he has in the one hundred fifty shares
(150) of common stock he owns in Accuride Corporation, his current employer (the "Accuride Shares"). To induce the Executive to become employed by the Company, the Company is willing to compensate the Executive for the current value of such equity if, and to the extent, the Executive loses it. For purposes of this Agreement, the Company and the Executive value the Accuride Shares at One Thousand Seven Hundred Fifty and No/100 Dollars ($1,750) per share, and they recognize and agree that the current value of the Executive's equity in the Accuride Shares is Two Hundred Sixty Two Thousand Five Hundred and No/100
Dollars ($262,500) (the "Current Value"). The Executive shall negotiate in good faith with Accuride Corporation to redeem his Accuride Shares for the Current Value. If and to the extent that the Accuride Shares of the Executive are not redeemed by the Company within one hundred twenty (120) days from the date he leaves the employ of Accuride Corporation (the "Trigger Date") for the Current Value, the Company shall grant to the Executive an amount of shares of common stock in the Company equal to the Current Value of Executive's equity in the shares that Accuride Corporation does not redeem (the "Company Make Whole Common Stock"). If and to the extent that (i) the Executive realizes value from the Accuride Shares, whether redeemed by Accuride, exchanged for cash, notes and/or publicly traded securities or otherwise, or (ii) Accuride Corporation securities become publicly traded, prior to March 31, 2005, the Executive will forfeit and return to the Company a percentage of the shares of the Company Make Whole
Common Stock equal to (A) the percentage of the Current Value realized by the Executive, or (B) the percentage the fair market value of the Accuride Corporation common stock is, if it has become publicly traded, of the Current Value. To the extent not previously forfeited, the Executive's shares of Common Make Whole Stock shall vest one hundred percent (100%) on March 31, 2005, subject, to the accelerated vesting provisions contained herein and except as otherwise set forth herein, and to the standard terms and conditions under the Executive Restricted Stock Agreement, Exhibit B to this Agreement.

          3.4. Fringe Benefits. The Executive shall be entitled to participate in the fringe benefit programs established by the Company according to the terms and conditions of those programs and to the extent those programs are generally applicable to other executives of the Company. The Executive shall be entitled to four (4) weeks of vacation each year. In addition to and notwithstanding the foregoing, the Company shall pay to Executive during each year of employment an additional sum of THIRTY EIGHT THOUSAND NINE HUNDRED THIRTEEN DOLLARS AND EIGHT CENTS ($38,913.08), which represents the premium payment and tax gross up amount paid by Executive's current employer, to enable Executive to participate in an executive life insurance program of his choosing.


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


          3.5. Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable business expenses paid or incurred by the Executive in connection with the performance of his duties and responsibilities under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request.

          3.6. Relocation Expenses. The Company shall reimburse the Executive for the customary and reasonable relocation expenses that he and his family incur in moving his residence to the Lafayette, Indiana area. Without limiting the generality of the foregoing, the Company agrees that it will pay the reasonable costs of relocating the Executive and his family from his existing residence in Evansville, Indiana (the "Evansville Home") to the Lafayette, Indiana area. Such costs shall include: (a) the cost of having a moving company or companies selected by the Executive move the household items and automobiles of the Executive and his family, such costs to be grossed up so that the Executive pays no federal or state income taxes for such move and storage; (b) the closing costs, including real estate commission, transfer taxes, title searches, survey costs, and reasonable attorneys' fees, incurred by the Executive in selling his Evansville Home; and (c) the closing costs, including transfer taxes, title searches, survey costs, reasonable points (consistent with the marketplace) for a mortgage, inspection fees, and reasonable attorneys' fees, incurred by the Executive in purchasing a residence in the Lafayette, Indiana area. The Company recognizes that the Executive has a substantial investment in the Evansville Home. If the Executive is unable to sell the Evansville Home within ninety (90) days of the date (the "Listing Date") that the Executive puts the Evansville Home on the market, then the Company shall either buy the Evansville Home from the Executive or cause it to be sold to a third party for the fair market value of the Evansville Home as of the Listing Date. Until the sale of the Evansville Home is consummated, the Executive will be responsible for maintaining the Evansville Home (including mortgage payments, property taxes, upkeep, and insurance). Commencing with the Commencement Date, and continuing until the date of the closing of the sale of the Evansville Home, the Company shall reimburse the Executive for the monthly rental and utility expenses, up to FIVE THOUSAND DOLLARS ($5,000.00) per month, for lodging at a hotel, apartment, townhouse, or house within reasonable commuting distance of the Lafayette, Indiana area. Until the sale of the Evansville Home is consummated, the Company shall also reimburse the Executive for the travel expenses he incurs in commuting on weekends between the Lafayette, Indiana area and his Evansville Home so that the Executive may make periodic visits to his wife and family and assist in the sale of the Evansville Home. The Company shall also reimburse the Executive's wife for the travel expenses she incurs for up to two "house hunting" and relocation trips from the Evansville Home to the Lafayette, Indiana area. In the event that the Company's moving expense and relocation package is, in whole or in part, more generous than provided above,


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then the Executive shall be entitled to receive the more generous package or portion thereof. The obligations of the Company under this Section 3.6 shall survive the termination of the Executive's employment for any reason.

          3.7. Residual Compensation. All compensation due under the terms of this Agreement, but not yet paid, shall be paid to Executive notwithstanding the expiration of the term of the Agreement.

     4. EMPLOYMENT TERMINATION. The employment of the Executive by the Company shall terminate upon the occurrence of any of the following:

          4.1. Expiration or non-extension of the Employment Period in accordance with Section 1.

          4.2. At the election of the Company, for Cause, upon written notice by the Company to the Executive. For purposes of this Section 4.2., Cause for termination shall be deemed to exist upon: (a) the Executive's willful and continued failure to perform his principal duties (other than any such failure resulting from vacation, leave of absence, or incapacity due to injury, accident, illness, or physical or mental incapacity) as reasonably determined by the Board in good faith after the Executive has been given written, dated notice by the Board specifying in reasonable detail his failure to perform and specifying a reasonable period of time, but in any event not less than twenty
(20) business days, to correct the problems set forth in the notice; (b) the Executive's chronic alcoholism or addiction to non-medically prescribed drugs;
(c) the Executive's theft or embezzlement of the Company's money, equipment, or securities; (d) the conviction of the Executive of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any felony or misdemeanor involving moral turpitude or dishonesty; or (e) a material breach of this Agreement by the Executive, and the failure of the Executive to cure such breach within ten (10) business days of written notice thereof specifying the breach. In no event shall the failure to achieve the goals set forth in accordance with
Section 3.2. of this Agreement be in and of itself Cause for termination, but such failure may be considered as part of his overall performance. No act or omission on the part of the Executive shall be considered "willful" unless it is done by the Executive in bad faith or without reasonable belief that the Executive's action was in the best interests of the Company. Any act or omission based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company or based upon the advice of counsel for the Company shall be conclusively deemed to be done by the Executive in good faith and in the best interests of the Company.

          4.3. At the election of the Executive, with Good Reason, upon written notice by the Executive to the Company. For purposes of this Section 4.3., Good Reason for termination shall be deemed to exist upon: (a) a material diminishment of the Executive's position, duties, or responsibilities; (b) the



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assignment by the Company to the Executive of substantial additional duties or responsibilities which are inconsistent with the duties or responsibilities then being carried by the Executive and which are not duties of an executive nature;
(c) a material breach of this Agreement by the Company, and the failure of the Company to cure such breach within twenty (20) business days of written notice thereof specifying the breach; (d) material fraud on the part of the Company; or
(e) discontinuance of the active operation of business of the Company, or insolvency of the Company, or the filing by or against the Company of a petition in bankruptcy or for reorganization or restructuring pursuant to applicable insolvency or bankruptcy law.

          4.4. Upon the death or disability of the Executive. For purposes of this Section 4.4., the Executive shall be deemed to have a disability where: (a) the Executive has been unable, by reason of illness or injury and with or without a reasonable accommodation, to perform his normal duties on behalf of the Company on a full-time basis for a period of 180 days, whether or not consecutive, within the preceding 360-day period; or (b) the receipt by the Executive of disability benefits for permanent and total disability under any long-term disability income policy held by or on behalf of the Executive.

          4.5. At the election of the Company, without Cause, upon thirty (30) days' written notice by the Company to the Executive, or at the election of the Executive, for Good Reason, upon thirty (30) days' written notice by the Executive to the Company, subject to the provisions of Sections 5.3. and 5.4. below. If the Executive is terminated at the election of the Company without Cause or the Executive terminates at his election for Good Reason, then, except as otherwise provided in this Agreement, the payments set forth in Sections 5.3. and 5.4., whichever Section applies, shall be in complete accord and satisfaction of any claim that the Executive has or may have for compensation or payments of any kind from the Company arising from or relating in whole or in part to the Executive's employment with or termination by the Company.

          4.6. At the election of the Executive, without Good Reason, upon thirty (30) days written notice to the Company.

     5. EFFECT OF TERMINATION.

          5.1. Termination for Cause or without Good Reason. If the Executive's employment is terminated for Cause (as defined in Section 4.2.) or if the Executive terminates his employment without Good Reason (as defined in Section 4.3.), the Company shall pay to the Executive the compensation and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company. However, the Executive shall not be entitled to any Bonus payment for the fiscal year in which he is terminated for Cause.



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          5.2. Termination for Death or Disability. If the Executive's
employment is terminated by death or because of disability pursuant to Section 4.4., the Company shall pay to the estate of the Executive or to the Executive, as the case may be, the compensation and benefits which would otherwise be payable to him under Section 3 up to the date the termination of his employment occurs. However, the Executive's Bonus, assuming the attainment of the goals set forth in Section 3.2. of this Agreement, for the fiscal year in which termination occurs because of death or disability will be pro-rated based on his length of service with the Company in that year. For example, if the Executive terminates because of disability six months into the fiscal year, his Bonus, if any, would be fifty percent of the regular Bonus for that year. Executive shall maintain all of his rights in connection with his vested stock options. Such options shall be exercisable within the later of: (a) the time period provided for under Exhibits A and B hereto; or (b) three (3) years from the date of such termination.

          5.3. Termination without Cause or for Good Reason. If the Executive's employment is terminated by the Company without Cause or by him for Good Reason pursuant to Section 4.5. on or before March 31, 2003, the Company shall pay to the Executive a lump sum equal to three (3) times his Base Salary (as set forth in Section 3.1.). If the Executive's employment is terminated by the Company without Cause or by him for Good Reason pursuant to Section 4.5. after March 31, 2003, the Company shall pay to the Executive a lump sum equal to two (2) times his Base Salary (as set forth in Section 3.1.). In addition, the Executive's Bonus, assuming the attainment of the goals set forth in Section 3.2. of this Agreement, for the fiscal year in which termination occurs at the election of the Company without cause, will be pro-rated based on his length of service with the Company in that year. For example, if the Executive is terminated without Cause six months into the fiscal year, his Bonus, if any, would be fifty percent of the regular Bonus for that year. Any Bonus payments hereunder shall be less deductions and withholdings as required by federal, state, or local law. The Company shall also pay to the Executive the compensation and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company, and the Executive shall maintain all of his rights in connection with his vested stock options. Such options shall be exercisable within the later of: (a) the time period provided for under Exhibits A and B hereto; or (b) three (3) years from the date of such termination.

          5.4. Termination at the Election of the Company After a Change of Control. If the Executive's employment is terminated without Cause by the Company of for Good Reason by the Executive pursuant to Section 4.5. within 180 days after a change of control as defined below, the Company shall pay to the Executive a sum equal to three times his Base Salary (as set forth in Section 3.1.) plus his target bonus for that fiscal year, less applicable deductions required by federal, state, or local law. The Company shall also pay to the Executive the



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compensation and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company. In addition, the parties agree that any unvested stock options or restricted stock held by the Executive shall be deemed immediately and fully vested as of the date of the termination of his employment by the Company without Cause or by the Executive for Good Reason after a change of control. Such stock options shall be exercisable within the later of: (a) the time period provided for under Exhibits A and B hereto; or (b) three (3) years from the date of such termination. The parties agree that the terms of this Section 5.4. (only if the Executive becomes entitled to the benefits described in this Section 5.4.) shall constitute amendments to any and all stock option and restricted stock agreements that will have been agreed to by the parties and that, except as so amended, the terms and conditions of such stock option and restricted stock agreements shall remain in full force and effect. The parties further agree that the Company, at its election, shall either continue the Executive's benefits (pursuant to the terms and conditions of the applicable benefits plans and policies) for a period of three (3) years from the date of the termination of his employment without Cause or for Good Reason, or shall pay to the Executive a lump sum payment, less applicable withholdings for federal, state, and local taxes, equal to three (3) years' premiums (at the rate and level of coverage applicable at the time of the Executive's termination) under the Company's health and dental insurance policy plus three (3) years' premiums (at the rate and level of coverage applicable at the time of the Executive's termination) under the Company's life insurance policy.

               (a). Change of Control. For purposes of this Agreement, a "Change of Control" of the Company shall be deemed to have occurred if: (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than any person currently a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of the Company's securities becomes, after the date hereof, the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; (B) during any two- (2-) year period, individuals who at the beginning of such period constitute the Board of Directors, including for this purpose any new director whose election resulted from a vacancy on the Board of Directors caused by the mandatory retirement, death, or disability of a director and was approved by a vote of at least two-thirds (2/3rds) of the directors then still in office who were directors at the beginning of the period, cease for any reason to constitute a majority thereof; (C) notwithstanding clauses (A) or (E) of this paragraph, the Company consummates a merger or consolidation of the Company with or into another corporation, the result of which is that the stockholders of the Company at the time of the execution of the agreement to merge or consolidate own less than eighty percent (80%) of the total equity of the corporation surviving or resulting from the merger or consolidation or of a corporation owning, directly or indirectly, one hundred percent (100%) of the total equity of such surviving or resulting



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corporation; (D) the sale in one or a series of transactions of all or substantially all of the assets of the Company; (E) any person has commenced a tender or exchange offer, or entered into an agreement or received an option to acquire beneficial ownership of fifty percent (50%) or more of the total number of voting shares of the Company unless the Board of Directors has made a reasonable determination that such action does not constitute and will not constitute a change in the persons in control of the Company; or (F) there is a change of control in the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act other than in circumstances specifically covered by clauses (A) - (E) above.

               (b). Excise Tax Restoration Payment. In the event that it is determined that any payment, benefit, or distribution described in this Section
5.4. made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company's assets (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code")) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Section 5.4. or otherwise (the "Total Payments"), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (an "Excise Tax Restoration Payment") in an amount that shall fund the payment by the Executive of any Excise Tax on the Total Payments as well as all income taxes imposed on the Excise Tax Restoration Payment, any Excise Tax imposed on the Excise Tax Restoration Payment and any interest or penalties imposed with respect to taxes on the Excise Tax Restoration Payment or any Excise Tax.

               5.5. Release. The parties acknowledge and agree that the payments and benefits to the Executive described in Sections 5.3. and 5.4. shall be contingent upon the Executive's signing and executing a General Release of Claims acceptable to both the Company and him. The parties further acknowledge and agree that Executive shall not be required to seek other employment or take other action in order to mitigate his damages or to be entitled to the benefits and payments under Sections 5.3 and 5.4 of this Agreement. The Company is not entitled to set off against such benefits and payments due, or any other amounts of money payable to the Executive, any amounts he earns in other employment or engagement after the termination of his employment by the Company without Cause or by him for Good Reason, or any amounts that he might or could have earned in other employment or engagement had he sought such other employment or engagement.

               5.6. Termination at the Election of the Executive. If the Executive's employment is terminated at his election pursuant to Section 4.6., the


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Company shall pay to the Executive the compensation and benefits which would otherwise be payable to him under Section 3 through the last day of his actual employment with the Company. However, the Executive will not be entitled to any Bonus payment for the fiscal year in which his employment is terminated at his election. Executive shall maintain all of his rights in connection with his vested stock options. Such options shall be exercisable within the later of: (a) the time period provided for under Exhibits A and B hereto; or (b) ninety (90) days from the date of such termination.

          6. CONFIDENTIAL MATERIALS AND INFORMATION. Executive acknowledges that during his employment with the Company, he will occupy a position of trust and confidence with respect to the Company's affairs and business and will have access to the Company's trade secrets and other confidential and/or proprietary information ("Confidential Information"). Executive agrees that, both during his employment and after the termination of his employment, he will use his best efforts and utmost diligence to preserve, protect, and prevent the disclosure of such Confidential Information. Executive acknowledges that as used herein, Confidential Information includes, but is not limited to, all methods, processes, techniques, practices, product designs, pricing information, billing histories, customer requirements, customer lists, employee lists, salary information, personnel matters, financial data, operating results, plans, contractual relationships, projections for new business opportunities for new or developing businesses, and technological innovations in any stage of development. Confidential Information also includes, but is not limited to, all notes, records, software, drawings, handbooks, manuals, policies, contracts, memoranda, sales files, or any other documents generated or compiled by any employee of the Company. Such information is, and shall remain, the exclusive property of the Company, and Executive agrees that he shall promptly return all such information to the Company upon termination of his employment. Any information publicly available or generally known within the industry or trade in which the Company operates and competes is not Confidential Information.

               6.1. Executive Obligations. The Executive agrees to take the following steps to preserve the confidential and proprietary nature of the Company's Confidential Information and materials.

                     (a). Non-Disclosure. During and after his employment with the Company, the Executive will not use, disclose or transfer any of the Company's Confidential Information or materials other than as authorized by the Company within the scope of his duties with the Company, and will not use in any way other than in Company's business any of the Company's Confidential Information, including information or material received by the Company from others and intended by the Company to be kept in confidence by its recipients. The Executive understands that he is not allowed to sell, license or otherwise exploit



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any products which embody or otherwise exploit in whole or in part any of the
Company's Confidential Information or materials, except on behalf of the Company.

                     (b). Disclosure Prevention. The Executive will take all reasonable precautions to prevent the inadvertent or accidental exposure of the Company's Confidential Information.

                     (c). Removal of Material. The Executive will not remove any of the Company's Confidential Information from the Company's premises or make copies of such materials except for use in the Company's business.

                     (d). Return All Materials. The Executive will return to the Company all the Company's Confidential Information, materials and copies of the foregoing at any time upon the request of the Company, in any event and without such request, prior to the termination of Executive's employment by Company. Executive agrees not to retain any copies of any of the Company's Confidential Information and materials after his termination of employment for any reason.

                     (e). Computer Security. During his employment with the Company, the Executive agrees only to use computer resources (both on and off Company's premises) for which he has been granted access and then only to the extent authorized. The Executive agrees to comply with all Company policies and procedures, including, but not limited to, those concerning computer security. The Company recognizes and agrees that the Executive may use such computer resources for de minimis personal use.

               6.2. Prior Proprietary Information. The Executive agrees not to knowingly disclose to the Company or knowingly use in the Company's business any information or material obtained prior to his employment with the Company relating to the business of any third person and intended by that person not to be disclosed to the Company. The Executive represents that to the best of his knowledge the Executive's performance of all of the terms of this Agreement and as an Executive of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by the Executive prior to the Executive's employment by the Company. Further, Executive represents that to the best of his knowledge the performance of his duties with the Company will not breach any contractual or other legal obligation to any third person.

          7.   POST EMPLOYMENT OBLIGATIONS.

               7.1. Covenants. The Executive acknowledges: (a) his services to the Company will be special and unique; (b) his work for the Company will allow him access to the Company's confidential information and customers; (c) the Company's business is national and international in scope; (d) the Company would


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not have entered into this Agreement but for the covenants and agreements contained in this Section 7; and (e) the agreements and covenants contained in this Section 7 are essential to protect the business and goodwill of the Company. In order to induce the Company to enter into this Agreement, the Executive covenants and agrees that:

               7.2. Non-Compete. During the term of his Employment with the Company and for a period of twenty-four (24) months after his termination ("the Restricted Period"), for whatever reason, the Executive will not directly or indirectly, individually or as an officer, director, Executive, shareholder (except if he is a shareholder of less than 1% of a publicly traded security), consultant, contractor, partner, joint venturer, agent, equity owner, or in any capacity whatsoever, engage in or promote any business that is competitive with the business of the Company in any geographic area in which the Company does or plans to do business while the Executive was employed, including but not limited to the United States and Canada. A business competitive with the business of the Company is defined as a business engaged in the manufacture, distribution or wholesale or retail sale of new or used truck trailers and related parts and service businesses.

               7.3. Non-Solicitation and Non-Interference with Customers and other Business Relationships. During the Restricted Period, the Executive will not directly or indirectly knowingly solicit (other than on behalf of the Company) business or contracts for any products or services of the type provided, developed or under development by the Company during the Executive's employment by the Company, from or with (i) any person or entity which was a customer of the Company for such products or services as of, or within one year prior to the Executive's date of termination with the Company, or (ii) any prospective customer which the Company was soliciting as of, or within one year prior to the Executive's termination. Additionally, during the Restricted Period, the Executive will not directly or indirectly contract with any such customer or prospective customer for any product or service of the type provided, developed or which was under development by the Company during the Executive's employment with the Company. Further, the Executive shall not during the Restricted Period knowingly interfere or attempt to interfere with any transaction, agreement or business relationship in which the Company was involved during the Executive's employment with the Company.

               7.4. Non-Solicitation of Employees and Contractors. During the Restricted Period, the Executive shall not knowingly solicit any person employed by the Company, or who within 180 days of termination of Executive's employment had been so employed by the Company, to leave the employ of the Company. Further, during the Restricted Period, the Executive will not knowingly solicit any contractor of the Company to terminate or reduce its business with the Company.



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


               7.5. Executive Acknowledgment. The Executive acknowledges that the geographic boundaries, scope of prohibited activities, and time duration of the preceding paragraphs are reasonable in nature and no broader than are necessary to protect the legitimate business interests of the Company.

               7.6. Enforcement. The parties agree that if a Court of competent jurisdiction finds that any term of this Section 7 is for any reason excessively broad in scope or duration, such term shall be construed in a manner to enable it to be enforced to the maximum extent possible. Further, the covenants in this
Section 7 shall be deemed to be a series of separate covenants and agreements, one for each and every region of each state and political division worldwide. If, in any judicial proceeding, a court of competent jurisdiction shall refuse to enforce any of the separate covenants deemed included herein, then at the option of the Company, wholly unenforceable covenants shall be deemed eliminated from the provision hereof for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.

          8. REMEDIES. Executive acknowledges that the restrictions contained in Sections 6 and 7 of this Agreement are reasonable and necessary to protect the business and interests of the Company and that any violation of these restrictions would cause the Company substantial irreparable injury. Accordingly, the Executive agrees that a remedy at law for any breach of the foregoing covenants would be inadequate and that the Company, in addition to any other remedies available, shall be entitled to obtain preliminary and permanent injunctive relief to secure specific performance of such covenants and to prevent a breach or contemplated breach of this Agreement without the necessity of proving actual damage. It is the express intention of the parties that the obligations of Sections 6, 7, and 8 of this Agreement shall survive its expiration.

          9. NOTICES. All required or permitted notices under this Agreement shall be in writing and shall be effective upon personal delivery or three (3) business days after being deposited in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown on the signature page hereof, or at such other address as either party may designate to the other in accordance with this Section 9, with a copy to counsel for the Executive, addressed as follows:

          Funkhouser Vegosen Liebman & Dunn Ltd.
          55 West Monroe Street - Suite 2410
          Chicago, Illinois  60603
          Attention:  Jonathan Vegosen, Esq.

and a copy to counsel for the Company, addressed as follows:

          Hogan & Hartson L.L.P.

          111 South Calvert Street
          Baltimore, Maryland 21202
          Attention:  Michael J. Silver, Esq.

          10. ATTORNEY'S FEES. The Company shall pay the Executive's reasonable attorneys' fees, not to exceed $10,000, incurred in reaching this Agreement.

          11. ENTIRE AGREEMENT. This Agreement (including the Exhibits to the Agreement) constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

          12. AMENDMENT. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

          13. GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Indiana, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

          14. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

          15. MISCELLANEOUS.

               15.1. No delay or omission by the Company or the Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or the Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

               15.2. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

               15.3. The unenforceability of any provision of this Agreement shall not affect the enforceability of any other provision of this Agreement.

               15.4. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

          16. INDEMNIFICATION. The Company, to the extent that it does so generally for its officers and directors and to the extent permitted by its corporate by-laws, shall provide the Executive with directors and officers liability insurance and shall indemnify, defend, and hold the Executive harmless from and against any and all demands, actions, claims, suits, liabilities, losses, damages, fees (including reasonable attorneys' fees) and expenses relating to any acts or omissions in the course or scope of the duties he performs on behalf of the Company while employed by it and/or while serving as an officer and/or director of the Company. The provisions of this Section 16, though only with respect to acts or omissions by the Executive while still employed by the Company, shall survive the expiration of this Agreement or the termination of Executive's employment with the Company for any reason.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.



                                            WABASH NATIONAL CORPORATION
                                            1000 Sagamore Parkway South
                                            Lafayette, Indiana  47905



                                            ------------------------------------
                                            By:

                                            Title:



                                            WILLIAM GREUBEL
                                            2400 Lake Ridge Drive
                                            Newburgh, Indiana  47630



                                            ------------------------------------













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